UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 14, 2022

Date of Report (Date of earliest event reported)

HHG Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-40820	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Commonwealth Lane #03-20, Singapore	149544
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +65 6659 1335

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units	HHGCU	NASDAQ Capital Market
Ordinary Shares	HHGC	NASDAQ Capital Market
Warrants	HHGCW	NASDAQ Capital Market
Rights	HHGCR	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Denise Cho as Director

On April 14, 2022, Denise Cho notified HHG Capital Corp. (the “Company”) that she is resigning from the Board of Directors (the “Board”) of the Company effective on that date. Prior to her resignation, Ms. Cho served as chair of the Audit Committee of the Board and as a member of the Nominating Committee of the Board and the Compensation Committee of the Board.

Appointment of Siang Yong Chew as Director

On April 14, 2022, the Board appointed Siang Yong Chew to fill a vacancy on, and serve as a member of, the Board, with immediate effect, until such time as he resigns or is removed and his successor appointed. There is no arrangement or understanding between Mr. Chew and the Company or any other person pursuant to which he was elected as a director. Mr. Chew will serve as chair of the Audit Committee of the Board and as a member of the Nominating Committee of the Board and the Compensation Committee of the Board. The Board has also determined that Mr. Chew qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the Securities and Exchange Commission.

There are no related party transactions involving Mr. Chew that are reportable under Item 404(a) of Regulation S-K. There are no material plans, contracts or arrangements to which Mr. Chew is a party or in which he would participate being entered into in connection with his appointment as a director of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 14, 2022

HHG CAPITAL CORPORATION.

By:	/s/ Chee Shiong (Keith) Kok
Name:	Chee Shiong (Keith) Kok
Title:	Chief Executive Officer